Exhibit 99.1

For Further Information, Contact: Quality Systems, Inc. 18111 Von Karman Avenue, Suite 700 Irvine, CA 92612 Phone: (949) 255-2600 Paul Holt, CFO, pholt@qsii.com	Susan J. Lewis Phone: (303) 804-0494 slewis@qsii.com

FOR IMMEDIATE RELEASE

JANUARY 24, 2013

QUALITY SYSTEMS, INC. REPORTS FISCAL 2013 THIRD QUARTER RESULTS

IRVINE, Calif. … January 24, 2013 …Quality Systems, Inc. (NASDAQ:QSII) announced today results for its fiscal 2013 third quarter ended December 31, 2012.

The Company reported revenues of $114.5 million for the fiscal 2013 third quarter, an increase of two percent, when compared with $112.8 million for the fiscal 2012 third quarter. Net income for the fiscal 2013 third quarter was $15.6 million, versus net income of $21.1 million for the same period last year, a decrease of 26 percent. Fully diluted earnings per share for the fiscal 2013 third quarter were $0.26, a 28 percent decrease from $0.36 for the fiscal 2012 third quarter. Although revenues were slightly up in the quarter, profitability continued to be affected by lower software license sales.

“We continue to execute on the restructuring plan we laid out in October 2012, which included the centralization of our sales and marketing efforts as well as the business development and technology functions of the organization. In addition, we have been strengthening our operational structure under the direction of our recently appointed chief operating officer, Dan Morefield,” explained Steven T. Plochocki, president and chief executive officer.

“All these initiatives are starting to gain traction, and we are confident in the anticipated benefits of these organizational changes. Albeit early, we are beginning to see some impact from our reorganization as we continue to maximize and leverage our multi-product offering within the healthcare information technology marketplace,” Plochocki concluded.

In other news, Quality Systems has set a new date for its Investment Community Analyst Day, originally scheduled to be held in November 2012 but postponed due to Hurricane Sandy. The meeting has been rescheduled for Monday, May 6, 2013 at the Le Parker Meridien Hotel in New York City. More details to follow.

Quality Systems also announced that its Board of Directors declared a quarterly cash dividend of Seventeen and One-Half Cents ($0.175) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of March 15, 2013 with an anticipated distribution date of April 5, 2013. The $0.175 per share cash dividend is pursuant to the Company’s current policy to pay a regular quarterly dividend on the Company’s outstanding shares of Common Stock, subject to further Board review and approval, and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.

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Quality Systems, Inc.

Fiscal 2013 Third Quarter Results

Quality Systems will host a conference call to discuss its fiscal 2013 third quarter results on Thursday, January 24, 2012 at 10:00 AM ET (7:00 AM PT). All participants should dial 1-866-225-8754 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9818. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 or 303-590-3030 and enter reservation identification number 4591712. The replay will be available from approximately 12:00 PM ET on Thursday, January 24, 2013, through 11:59 PM ET on Thursday, January 31, 2013.

A transcript of the conference call will be made available on the Company’s website at www.qsii.com.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract

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Quality Systems, Inc.

Fiscal 2013 Third Quarter Results

and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Software, hardware and supplies	$21,899	$35,074	$71,463	$95,845
Implementation and training services	7,266	6,555	27,847	18,121

System sales	29,165	41,629	99,310	113,966
Maintenance	39,463	36,245	116,746	102,961
Electronic data interchange services	15,209	12,101	44,056	36,178
Revenue cycle management and related services	15,015	11,147	43,902	34,170
Other services	15,658	11,643	44,920	33,566

Maintenance, EDI, RCM and other services	85,345	71,136	249,624	206,875

Total revenues	114,510	112,765	348,934	320,841

Cost of revenue:
Software, hardware and supplies	4,660	4,622	16,055	13,423
Implementation and training services	7,221	5,994	23,873	15,119

Total cost of system sales	11,881	10,616	39,928	28,542

Maintenance	5,259	4,412	14,811	12,260
Electronic data interchange services	9,852	7,890	28,251	23,816
Revenue cycle management and related services	10,918	8,405	32,344	25,687
Other services	8,686	7,011	26,021	18,977

Total cost of maintenance, EDI, RCM and other services	34,715	27,718	101,427	80,740

Total cost of revenue	46,596	38,334	141,355	109,282

Gross profit	67,914	74,431	207,579	211,559

Operating expenses:
Selling, general and administrative	35,532	33,096	110,045	94,651
Research and development costs	7,786	8,277	22,634	22,462
Amortization of acquired intangible assets	1,212	543	3,665	1,545

Total operating expenses	44,530	41,916	136,344	118,658

Income from operations	23,384	32,515	71,235	92,901
Interest income (expense), net	13	55	(14)	212
Other expense, net	(122)	(218)	(115)	(400)

Income before provision for income taxes	23,275	32,352	71,106	92,713
Provision for income taxes	7,649	11,247	24,292	32,129

Net income	$15,626	$21,105	$46,814	$60,584

Net income per share:
Basic	$0.26	$0.36	$0.79	$1.03
Diluted	$0.26	$0.36	$0.79	$1.03

Weighted average shares outstanding:
Basic	59,400	58,847	59,343	58,623
Diluted	59,405	59,128	59,411	58,943

Dividends declared per common share	$0.175	$0.175	$0.525	$0.525

QUALITY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	December 31,	March 31,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$101,702	$134,444
Restricted cash	5,155	1,962
Marketable securities	4,987	4,987
Accounts receivable, net	151,495	145,756
Inventories	3,912	3,715
Income taxes receivable	1,864	2,628
Deferred income tax assets, net	10,127	10,127
Other current assets	7,276	9,090

Total current assets	286,518	312,709

Equipment and improvements, net	20,930	17,841
Capitalized software costs, net	32,881	19,994
Intangibles, net	29,415	23,259
Goodwill	63,161	60,776
Other assets	7,315	5,773

Total assets	$440,220	$440,352

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,563	$4,532
Deferred revenue	63,001	83,108
Accrued compensation and related benefits	8,595	11,870
Dividends payable	—	10,354
Other current liabilities	27,750	19,568

Total current liabilities	105,909	129,432

Deferred revenue, net of current	1,307	1,293
Deferred income tax liabilities, net	4,096	5,351
Deferred compensation	3,454	3,497
Other noncurrent liabilities	4,368	5,602

Total liabilities	119,134	145,175

Commitments and contingencies

Shareholders’ equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 59,535 and 59,180 shares at December 31, 2012 and March 31, 2012, respectively	595	592
Additional paid-in capital	179,306	169,033
Accumulated other comprehensive loss	(45)	(45)
Retained earnings	141,230	125,597

Total shareholders’ equity	321,086	295,177

Total liabilities and shareholders’ equity	$440,220	$440,352